EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 30, 2021, on the consolidated financial statements of Worthy Financial, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020 included in this Amendment No. 6 to Regulation A Offering Circular of Worthy Financial, Inc., on Form 1-A.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 25, 2021